SETTLEMENT AGREEMENT AND RELEASE

This Agreement (referred to herein as the “Agreement” or “Settlement Agreement”) is made effective as December 14, 2009 (the “Effective Date”), by and between SpongeTech Delivery Systems, Inc. (“SDS” or “SPONGETECH”) and SpongeTech, Inc. (“STI”), Spongeables LLC (“Spongeables” or “SLLC”) and Michael Popovsky (“Popovsky”). SpongeTech Delivery Systems, Inc., SpongeTech, Inc., Spongeables LLC and Michael Popovsky are collectively referred to as the “Parties” and singularly referred to as “Party.” Sponge Tech, Inc., Spongeables LLC and Michael Popovsky are collectively referred to as the “Defendants.”

RECITALS

A.
SDS commenced an action captioned: SPONGETECH DELIVERY SYSTEMS, INC., Plaintiff, v. SPONGETECH, INC., SPONGEABLES, LLC., and MICHAEL POPOVSKY, Individually, CIVIL ACTION NO: 09 CV 8398 (PKC), UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (the “Action”);

B.	Defendants dispute the claims asserted in the Action, and contend that they have no liability whatsoever to SDS;

C.
The Parties wish to settle the Action without any admission of wrongdoing or liability and without any payment of monies by any Party, and having settled their disputes and the Action, the Parties now wish to further reduce to writing the terms of their settlement agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

Section 1.General Releases ; Notice of Dismissal With Prejudice.

Section 1.1. SDS, on behalf of itself and its present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby releases and discharges the Defendants from any claims, demands and causes of action, whether in law or equity, that arise out of or relate to the claims in the Action or either were asserted or could have been asserted in the Action or at any time through and up to the Effective Date of this Settlement Agreement and Release.

Section 1.2. Defendants, on behalf of themselves and their present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby release and discharge SDS from any claims, demands and causes of action, whether in law or equity, that either arise out of or relate to the claims in the Action or were asserted or could have been asserted in the Action at or any time through and up to the Effective Date of this Settlement Agreement and Release.

Settlement Agreement
Execution Copy
(December 14, 2009)

Section 1.3. Promptly after the execution of this Agreement by the Parties, and in no event more than five (5) business days after the execution of this Agreement by the Parties. SDS, through its counsel, shall file with the United States District Court for the Southern District of New York (the “Court”) a notice of dismissal of the Action with prejudice, and with each Party bearing its own costs and attorneys’ fees pursuant to Rule 41(a) of the Federal Rules of Civil Procedure. The notice of dismissal with prejudice shall be in the form attached hereto as Exhibit A, and shall provide that the Court shall retain jurisdiction over the Parties solely for the purpose of enforcing the terms of this Settlement Agreement.

Section 2.Breach and Cure. In the event that SDS or SLLC materially breaches a provision of Section 4 of this Agreement, the nonbreaching, affected Party shall provide such breaching Party with written notice thereof. The breaching Party shall have a period of thirty (30) days from receipt of such notice in which to cure such breach before the nonbreaching, affected Party shall be permitted to seek any legal redress against the breaching Party.

Section 3.General Provisions.

Section 3.1. Entire Agreement. This Agreement supersedes any and all prior or contemporaneous negotiations, correspondence, understandings or agreements of the Parties relating to the subject matter hereof, whether written or oral, and all such other understandings or agreements shall upon the effective date of this Agreement be void and without further force or effect. No change, modification, addition or amendment to this Agreement shall be valid unless in writing and duly executed by all Parties, indicating intent to modify the Agreement.

Section 3.2. Notice. In the case of any need to communicate with regard to this Agreement, such communications shall be in writing and shall be directed to the following designated individuals:

For Sponge Tech Delivery Systems, Inc.:

Michael Metter, CEO
43 West 33 rd Street
Suite 600,
New York, New York, 10001

with a copy to
James Fornari, Esq.
Gersten Savage, LLP
600 Lexington Avenue, 9th Fl. New York, NY 10022
Fax: (212) 980-5192

Settlement Agreement
Execution Copy
(December 14, 2009)

For Defendants Spongeables LLC and Michael Popovsky:

Michael Popovsky	Michael Popovsky
Spongeables, LLC	co/ Spongeables, LLC
8507 La Cienega Blvd.	8507 La Cienega Blvd.
Inglewood, CA 90301	Inglewood, CA 90301
Fax: (310) 278-0385	Fax: (310) 278-0385

with a copy to

Louis C. Paul, Esq.
Louis C. Paul & Associates, PLLC
420 East 61st Street, Suite 8E New York, NY 10065
Fax: (212) 223-8259

For Defendant Sponge Tech, Inc.:

Steven Pfrenzinger
Spongetech, Inc.
73987 Desert Garden Trail Palm Desert, CA 92260 Fax: (949) 767-5605

Any notice required or permitted by this Agreement shall be effective only if given in writing and shall be considered to have been given when (i) delivered by hand, (ii) sent by facsimile with completed transmission confirmed, provided that a copy is mailed reasonably promptly by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express, or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid to the party to be notified at such a Party’s address as set forth above, or as subsequently modified by the Parties. Notices sent by Federal Express or other reputable express delivery service (receipt requested) marked for next-day delivery shall be deemed received on the next business day after sending.

Section 3.3. Governing Law. All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the State of New York without regard to principles of conflicts of law. Enforcement of this Agreement and any related future disputes between the Parties will be governed by New York law, without reference to its conflict of laws rules, and the Parties consent to the jurisdiction of a court of competent jurisdiction in the Borough of Manhattan in the City of New York to resolve any disputes between the Parties.

Settlement Agreement
Execution Copy
(December 14, 2009)

Section 3.4. Captions. The captions in the Agreement are intended solely as a matter of convenience and for reference and shall be given no effect in the construction or interpretation of the Agreement.

Section 3.5. Severability of Provisions. Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall be unimpaired.

Section 3.6. No Agency. At no time shall any Party hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venture partner of another Party. Nothing in the Agreement shall be construed to create any relationship between the Parties other than as expressly set forth in this Agreement. The Parties shall not have any express or implied right or authority to assume or create any obligations on behalf of or in the name of each other or to bind each other with regard to any other contract, agreement, or undertaking with a third party. Nothing in this Section 3.6 is intended to preclude Popovsky (who is the CEO of SLLC) from acting as an agent or employee of SLLC.

Section 3.7. Construction Against Waiver. No waiver of any term, provision, or condition of the Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of the Agreement; nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

Section 3.8. Joint Drafting. Counsel for the Parties participated in the negotiation and drafting of this Agreement. The terms of this Agreement should not be construed either for or against any Party based solely on the authorship of any particular term or section.

Section 3.9. Execution of Agreement. This Agreement may be executed in one or more counterparts, and all counterparts so executed shall constitute one single and entire Agreement, which shall be binding on the Parties hereto, notwithstanding that the Parties may not be signatories to the original or the same counterparts. The Parties may execute this Agreement, and exchange signature pages, by email PDF or facsimile copies, and the Agreement shall be binding when each Party has signed the Agreement and each Party has received a copy of the Agreement signed by each of the other Parties. The Parties agree to provide original signed copies of the Agreement promptly upon the written request of another Party, but the delivery of original signed copies shall not be required for the Agreement to be binding. Each Party that is an entity represents and warrants that it has the right, power and authority to enter into this Agreement, and that the persons signing for such entity Party below have the authority to do so. The name and title of each person signing for each entity Party below shall be clearly written in legible print below each signature.

Settlement Agreement
Execution Copy
(December 14, 2009)

Section 4.Other Terms.

Section 4.1. Spongeables agrees not to use the mark SPONGETECH® (the “Mark”) in connection with the sale of any product or service for sponges infused with soap, body wash and/or active ingredients including use of the Mark in any such advertisement, packaging, or offer for sale. SLLC agrees not to use the Mark in connection with the sale of any product or service for sponges infused with soap, body wash, and/or active product ingredients that will cause dilution of the Mark or knowingly cause injury to SDS’ business reputation. In addition SLLC agrees not to use as marks SPONGETEK, SPONGETEC, SPONGTECH, SPONGTEC, SPONGTEK, SPNGTECH, SPNGTEK, or SPNGTEC in connection with the above-described goods and services.

The forgoing expressly excludes any use of the trade name “SpongeTech, Inc.” by SLLC to accurately identify the prior owner of rights or products or to identify the source of products or technology developed by STI that are now owned by SLLC. The foregoing also excludes any use of the Mark that is expressly authorized and permitted by SDS by written agreement, and any use of“SpongeTech, Inc.” that may be necessary for reporting requirements, for accounting purposes, and/or for legal matters relating to the winding up of the affairs of STI.

SLLC further agrees not to use any trademark in connection with its products, services, advertisements, packaging, and offers for sale that is likely to cause confusion, mistake or deception in the minds of the public with the Mark and associated products that use the Mark.

It is agreed as between the Parties that the trademarks SPONGEABLES, SPONGEABLE, SPONGABLES, SPONGABLE, SPONGABL, SPNGBLE, SPONGELLE, SPONGEL, or SPONGE-GEL are not confusingly similar to the Mark and that nothing herein prohibits or restricts SLLC from continuing to use SPONGEABLES, SPONGEABLE, SPONGABLES, SPONGABLE, SPONGABL, SPNGBLE, SPONGELLE, SPONGEL, or SPONGE-GEL (collectively the “Spongeable Marks”) in connection with the sale of any product or service for sponges infused with soap, body wash, and/or active product ingredients including use of the tradename and trademark SPONGEABLES, SPONGEABLE, SPONGABLES, SPONGABLE, SPONGABL, SPNGBLE, SPONGELLE, SPONGEL, SPONGE-GEL or SPONGEGEL in any such advertisement, packaging, or offer for sale.

Section 4.2. SDS agrees not to use the mark SPONGEABLES or any of the Spongeable Marks in connection with the sale of any product or service for sponges embedded with cleaner, soap, shampoo, wax, degreaser and/or active product ingredients including use of SPONGEABLES or any of the Spongeable Marks in any such advertisement, packaging, or offer for sale. SDS agrees not to use SPONGEABLES or any of the Spongeable Marks in connection with the sale of any product or service for soap infused sponges or for sponges embedded with cleaner, soap, shampoo, wax, degreaser and/or active product ingredients that will cause dilution thereof or knowingly cause injury to SLLC’s business reputation.

Settlement Agreement
Execution Copy
(December 14, 2009)

The foregoing also excludes any use of SPONGEABLES or any of the Spongeable Marks that are expressly authorized and permitted by SLLC by written agreement.

SDS further agrees not to use any trademark in connection with its products, services, advertisements, packaging, and offers for sale which is likely to cause confusion, mistake or deception in the minds of the public with SLLC’s mark SPONGEABLES or any of the Spongeable Marks and associated products that use those marks.

It is agreed as between the Parties that SDS’s SPONGETECH mark is not confusingly similar to the mark SPONGEABLES or any of the Spongeable Marks and that nothing herein prohibits or restricts SDS from continuing to use the Mark in connection with the sale of any product or service for soap infused sponges for personal use, including use of the Mark in any such advertisement, packaging, or offer for sale.

Section 4.3. As between SDS and SLLC, all right, title and interest in and to each of the Parties’ respective trademarks (SDS’s SPONGETECH mark and SLLC’s SPONGEABLES mark and Spongeable Marks) shall be and remain their respective sole and complete property. SDS and SLLC recognize the value of the goodwill associated with SDS’s SPONGETECH mark and SLLC’S SPONGEABLES mark and Spongeable Marks), and that these marks have secondary meaning in the mind of the public, and that these trademarks, and any registrations therefor, are good and valid. Neither SDS nor SLLC shall contest or assist others in contesting the other’s rights or interests in or to these trademarks or any other trademark that a Party may seek to register which is substantially similar to the marks SPONGETECH or SPONGEABLES (including the Spongeable Marks) in the United States or anywhere else in the world . SLLC agrees not to seek any trademark registration(s) for a mark that is substantially similar or confusingly similar with SDS’s SPONGETECH mark in the United States or anywhere else in the world. SDS likewise agrees not to seek any trademark registration(s) for a mark that is substantially similar or confusingly similar with SLLC’s SPONGEABLES mark or any of the Spongeable Marks in the United States or anywhere else in the world.

Section 4.4. This Agreement shall be binding upon the Parties and their successors and assigns.

Section 4.5. Each of SLLC and SDS shall promptly notify the other of any apparently unauthorized use or infringement by third parties of the other Party’s trademarks, and will reasonably cooperate with the Party requesting assistance, at the requesting Party’s expense, in an action at law or in equity undertaken with respect to such unauthorized use or infringement. For avoidance of doubt, there is no affirmative obligation on the part of SDS to actively monitor and/or search for apparently unauthorized third-party use of the SLLC’s trademarks and SLLC shall likewise be under no affirmative obligation to actively monitor and/or search for apparently unauthorized third-party use of the SDS’s trademarks.

Settlement Agreement
Execution Copy
(December 14, 2009)

Section 4.6. STI shall use reasonable efforts to complete the winding up of its affairs as quickly as practicable, and shall provide SDS with an update of its efforts within forty-five (45) days from the Effective Date. If additional time is required by STI to wind-up its affairs, STI shall so advise SDS of actions taken during the preceding 45-day period and shall provide SDS further updates as mutually agreed with SDS until the winding up has been completed. Defendant STI and SDS recognize that STI is listed as a “void” company with the Delaware Secretary of State (SOS). Defendant STI shall take such further steps as may be reasonably requested to cause STI to be listed as inactive, dissolved or other similar designation with the Delaware SOS. Defendants SLLC and Popovsky hereby covenant and agree that in the future neither will seek to form or register a business entity containing the word SPONGETECH, SPONGETEK, SPONGETEC, SPONGTECH, SPONGTEC, SPONGTEK, SPNGTECH, SPNGTEK, or SPNGTEC.

Section 4.7. SLLC and STI agree that websites owned, operated or under the control of SLLC or STI, shall not contain any of the following meta -tags: SPONGETECH SPONGETEK, SPONGETEC, SPONGTECH, SPONGTEC, SPONGTEK, SPNGTECH, SPNGTEK, or SPNGTEC. SDS agrees that websites owned, operated or under the control of SDS shall not contain any of the following meta-tags: SPONGEABLES, SPONGEABLE, SPONGABLES, SPONGABLE, SPONGABL, SPNGBLE, SPONGELLE, SPONGEL, or SPONGE-GEL. The Parties further agree not to engage in typosquatting of the other’s trademarks – i.e., by registering, or causing or assisting a third party to register, a website having as a uniform resource locator (url) containing other party’s trademark or one of the above -listed variants of the other’s mark (e.g., spongeables[pejorative].com or [pejorative] spongetech.com).

Section 4.8. The Parties agree that any breach of the undertakings set forth in Sections 4.1 or Section 4.2, that is not cured in the period provided in Section 2, will be deemed to result in immediate and irreparable damage to the other. In the event of such an uncured breach, the breaching party acknowledges that there is no adequate remedy at law. Accordingly, if a Party institutes an action or proceeding to enforce the provisions of Sections 4.1 or 4.2, such party shall be entitled to obtain, without the posting of any bond or security, such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to curtail any such breach. The foregoing shall be in addition to and without prejudice to such other rights as such party may have.

Section 4.9. With respect to an article entitled “Spongetech is all wet” that appeared in the New York Post on September 22, 2009, SLLC and Popovsky shall send a letter of clarification (the “Clarification Letter”) to the New York Post (with a copy to SDS) in the form attached as Exhibit B hereto. SLLC and Popovsky shall send such letter of clarification promptly after the execution of this Agreement by the Parties, and in no event more than five (5) business days after the execution of this Agreement by the Parties. SDS recognizes and agrees that SLLC and Popovsky have no control whatsoever over what, if anything, the New York Post may or may not do with the Clarification Letter. SDS agrees that it shall not use, and shall not cause anyone to use, parts or portions of the Clarification Letter or parts or portions of the text of the Clarification Letter for any purpose, and that SDS shall not quote or further disseminate or distribute, and shall not cause anyone to quote or further disseminate or distribute, the Clarification Letter or its contents except in its entirety.

Settlement Agreement
Execution Copy
(December 14, 2009)

Section 4.10. Neither SDS nor Defendants will issue any press releases relating to this settlement agreement unless such press releases are approved in advance by all of the Parties.

Section 4.11. SDS has represented that it is required to, and plans to, file this Settlement Agreement with the U.S. Securities Exchange Commission, and that therefore it will become a publicly available document.

Section 5.This Agreement is entered into by the Parties for the purpose of compromising disputed claims and avoiding the expense, inconvenience and uncertainty of litigation. Nothing contained in this Agreement, and neither the execution of this Agreement nor any consideration exchanged pursuant to this Agreement, shall constitute, be deemed, or be treated by any Party for any purpose as an admission of any fact, act, position, contention or allegation, or as an admission of any claim, wrongdoing, liability or damages.

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed as of the date written above for these purposes.

SpongeTech Delivery Systems, Inc.

By:

Name (Print):

Title (Print):

Date:

SpongeTech, Inc.

By:

Name (Print):

Title (Print):

Date:

Settlement Agreement
Execution Copy
(December 14, 2009)

Spongeables LLC

By:

Name (Print):

Title (Print):

Date:

Michael Popovsky

By:

Date:

Settlement Agreement
Execution Copy
(December 14, 2009)

EXHIBIT A

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

SPONGETECH DELIVERY SYSTEMS, INC.	)
Plaintiff	)
) CIVIL ACTION NO: 09 CV 8398 (PKC)
v.	)
)
SPONGETECH, INC., SPONGEABLES, LLC.,	)
and MICHAEL POPOVSKY, Individually	)
Defendants	)

PLAINTIFF’S NOTICE OF DISMISSAL WITH PREJUDICE

Pursuant to Rule 41(a) of the Federal Rules of Civil Procedure, Plaintiff Spongetech Delivery Systems, Inc. hereby gives notice that this action, and the claims asserted therein, are hereby dismissed with prejudice with each party to bear its own costs. The Court shall retain jurisdiction over the Parties solely for the purpose of enforcing the terms of the Settlement Agreement dated December 14, 2009. The Court shall retain jurisdiction over the Parties solely for the purpose of enforcing the terms of the Settlement Agreement dated December 14, 2009.

Gersten Savage, LLP

By:	_____________________

James D. Fornari, Esq. (JDF-3433)
A Member of the Firm

600 Lexington Avenue, 9th Fl. New York, NY 10022
Tel: (212) 752-9700
Fax: (212) 980-5192

Attorneys for Plaintiff Spongetech Delivery Systems, Inc.

Settlement Agreement
Execution Copy
(December 14, 2009)

EXHIBIT B
[Spongeables LLC Letterhead]

Editor-In-Chief
New York Post
1211 Avenue of the Americas New York, NY 10036-8790

Dear Sir/Madam:

I am the CEO of Spongeables, LLC, a Los Angeles based company that manufactures and sells soap/shower gel (and other ingredients) infused in sponges using our patent-pending technology.

The purpose of this letter is to clarify certain statements that were made during a telephone interview with a reporter from the New York Post and later attributed to me in a September 22, 2009 article in the Post entitled "Spongetech is all wet".

Spongeables, LLC has never been and is not affiliated in any way with SpongeTech Delivery Systems Inc. This fact was subsequently reported on October 6, 2009 by the New York Post.

I was contacted by the New York Post reporter for an interview and spoke to her in my capacity as CEO of Spongeables LLC. As I recall our conversation, I was asked a general background question about sales by a company, like Spongeables, that had been in business for about two years selling infused body wash sponges (e.g., infused with shower gel) in the United States. My comments were that such a company could have sales from $5 to $10 million dollars a year.

The statements attributed to me were not about SpongeTech Delivery Systems Inc. The manner in which the statements were printed in the Post article may have created the incorrect impression that I was speaking about SpongeTech Delivery Systems Inc. and its sales, which I was not. I regret that the statements may have been misconstrued or that unfavorable inferences or conclusions about SpongeTech Delivery Systems Inc. may have been made. I have no personal knowledge regarding sales by SpongeTech Delivery Systems Inc. or its finances.

Very truly yours,

Michael Popovsky
Chief Executive Officer
Spongeables, LLC

Settlement Agreement
Execution Copy
(December 14, 2009)